Exhibit 5.1

February 28, 2013

Cinedigm Digital Cinema Corp.
902 Broadway, 9th Floor
New York, New York 10010

Ladies and Gentlemen:

We are acting as special counsel to Cinedigm Digital Cinema Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Act”), with the Securities and Exchange Commission (the “Commission”) relating to the registration of the resale of 2,252,417 shares of Class A common stock, $0.001 par value per share (the “Shares”), of the Company by certain selling stockholders identified in the Registration Statement.

In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of: (i) the Registration Statement, together with exhibits and schedules thereto, in the form filed with the Commission; (ii) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date; (iii) the Company’s By-Laws; (iv) the records of corporate proceedings of the Company relating to the Shares, as made available to us by officers of the Company; and (v) the Company's public sucurities filings; and have reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us.  As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements as to factual matters of officers and other representatives of the Company.  Our opinion expressed below is subject to the qualification that we express no opinion as to any law other than the General Corporation Law of the State of Delaware and the

Cinedigm Digital Cinema Corp.
February 28, 2013
Page Two

federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within any such state.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present General Corporation Law of the State of Delaware or the federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kelley Drye & Warren LLP